Exhibit 99.1

PRESS RELEASE	Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

Nephros Announces Successful Completion of $3 million Rights Offering

RIVER EDGE, NJ, December 18, 2014 -- Nephros, Inc. (OTCQB: NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration system for use with a hemodialysis machine for the treatment of chronic renal failure patients, announced today the successful completion of its rights offering.

Nephros received gross proceeds of $3 million from the rights offering. A portion of the proceeds was used for the repayment of the $1.75 million note issued to Lambda Investors LLC, Nephros’ largest shareholder, in August 2014 in connection with its loan to Nephros, plus $63,583.33 of accrued interest thereon. Based on holders of subscription rights who exercised their basic subscription rights in full and subscribed for additional shares of common stock pursuant to the over subscription privilege, the rights offering was fully subscribed. Nephros issued a total of 5,000,000 shares of common stock to the holders of subscription rights who validly exercised their subscription rights and paid the subscription price in full, including pursuant to the exercise of the over subscription privilege.

“We are pleased to have completed this fully subscribed shareholder rights offering, a clear testament to our solid shareholder support and appreciation of our growth opportunity,” said John C. Houghton, President, Chief Executive Officer and Acting Chief Financial Officer. He added, “The net proceeds from this offering will enable Nephros to further pursue the commercialization of our high performance liquid purification filters and our on-line mid-dilution hemodiafiltration system as we continue to gain momentum and further execute our growth strategy.”

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters. Our filters, which we call ultrafilters, are primarily used in dialysis centers for the removal of biological contaminants from water, bicarbonate concentrate and/or blood.

We were founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize an alternative method to hemodialysis (HD). We have extended our filtration technologies to meet the demand for liquid purification in other areas, in particular water purification.

Presently, we offer ultrafilters for sale to customers in five markets:

•	Dialysis Centers - Water/Bicarbonate: Filtration of water or bicarbonate concentrate used in hemodialysis devices

•	Dialysis Centers - Blood: Treatment of patients with chronic renal failure using the OLPūr H2H Hemodiafiltration (“HDF”) Module in conjunction with a UF controlled hemodialysis machine and its accessories, the H2H Module accessories, appropriately prepared water and ultrapure dialysate for hemodialysis and the OLPūr MD 220 Hemodiafilter

•	Hospitals and Other Healthcare Facilities: Filtration of water to be used for patient washing and drinking as an aid in infection control. The filters also produce water that is suitable for wound cleansing, cleaning of equipment used in medical procedures and washing of surgeon’s hands

•	Military and Outdoor Recreation: Highly compact, individual water purification devices used by soldiers and backpackers to produce drinking water in the field

•	Commercial Facilities: Filtration of water for washing and drinking including use in ice machines and soda fountains

For more information about Nephros, please visit the company’s website at www.nephros.com.

Investor Contact:

Kirin M. Smith, Chief Operating Officer

PCG Advisory Group

Direct: 646.863.6519

www.pcgadvisory.com